Exhibit 5.1

June 1, 2026

APA Corporation
2000 W. Sam Houston Pkwy S, Suite 200
Houston, Texas 77042

Ladies and Gentlemen:
We have acted as counsel to APA Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 24,160,000 shares (the “Shares”) of common stock, par value $0.625 per share, of the Company, which may be issued under the APA Corporation 2016 Omnibus Compensation Plan (as amended, restated, supplemented, or otherwise modified, the “Plan”). We have been asked by the Company to render this opinion.
We have examined copies of (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, in each case as amended to date; (iii) the Plan; (iv) certain resolutions of the Board of Directors, or committees thereof, of the Company; and (v) such other instruments, documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations and investigations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.
Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when any Shares have been issued and delivered by the Company in accordance with the Plan, such Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect) and the relevant federal law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission thereunder.
Very truly yours,

/s/ Bracewell LLP

Bracewell LLP	T: +1.713.223.2300 F: +1.800.404.3970 711 Louisiana Street, Suite 2300, Houston, Texas 77002-2770 bracewell.com
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